                                                                    Exhibit 23.2


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements of Renal Treatment Centers, Inc. and subsidiaries on Form S-8 (Nos. 33-85750 and 33-94262) and Form S-3 (Nos. 33-88418, 33-93060, 33-96828 and 333-3716) of our
report dated March 31, 1995, on our audits of the combined financial statements of Healthcare Corporation and Affiliates as of December 31, 1994, and for the two years in the period ended December 31, 1994, appearing in the Annual Report on Form 10-K of Renal Treatment Centers, Inc. and subsidiaries for the year ended December 31, 1995.


/s/Deloitte & Touche LLP
- ------------------------
Deloitte & Touche LLP

Nashville, Tennessee
August 20, 1996

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